Exhibit 99

NEWS RELEASE

February 11, 2010

For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media:	Denise D. VanBuren, (845) 471-8323

CH Energy Group Posts 2009 Earnings Results

(Poughkeepsie, NY) Bolstered in large part by a gain on the sale of certain non-regulated assets and a revenue increase at its utility subsidiary, annual earnings for CH Energy Group, Inc. (NYSE:CHG) totaled $2.76 per share in 2009, versus the $2.22 per share posted during 2008, an increase of 54 cents per share.

“We are pleased with our 2009 results, which represent an excellent recovery from the depressed levels of 2008,” said Steven V. Lant, Chairman of the Board, President and C.E.O. “Our operating subsidiaries, Central Hudson Gas & Electric Corporation and Griffith Energy Services, both posted increases last year.

“Central Hudson’s earnings increase was due primarily to a new rate plan approved by the New York State Public Service Commission, which took effect July 1, 2009, resolving a misalignment of our costs and revenues and putting us in a better position to earn a return near the authorized level. Griffith’s was due largely to a successful partial divestiture, but also to improvements in continuing operations resulting from cost reductions,” he explained.

“During 2009, energy commodity prices were lower than they had been in 2008, and passing through these lower costs to customers resulted in substantially lower customer bills, on average, for both Central Hudson and Griffith,” Lant noted, adding that factor lowered revenues but did not impact earnings.

CH Energy Group released the following earnings results by business unit:

Central Hudson Gas & Electric Corporation

Central Hudson earned $2.02 per share in 2009, an increase of 35 cents over the $1.67 per share posted in 2008. The improvement was credited primarily to improved cost recovery through delivery rates, though higher uncollectible accounts, depreciation, property taxes and other expenses offset much of the increased revenue. The absence of major storms and the resulting lower expense of restoring service to electric customers contributed 9 cents to year-over-year performance.

Improved cost recovery also drove 2009 fourth-quarter earnings, which were 62 cents per share, up from 31 cents in the same period of 2008.

Griffith Energy Services

The Griffith fuel distribution businesses contributed 76 cents to earnings per share in 2009, up from 26 cents in 2008. Forty cents of the 50-cent increase was attributable to the sale of assets, which were primarily located in Rhode Island, Connecticut and Pennsylvania, as part of a strategic streamlining of operations. “The sale demonstrated our ability to create and realize value for shareholders through acquisitions and ongoing efforts to improve performance in our fuel distribution business and will result in lower earnings volatility,” Lant said.

The remaining 10 cents of improvement resulted from operations of the retained portion of the business, which contributed 14 cents per share more in 2009 than it did in 2008 due primarily to the implementation of effective cost-saving measures; those earnings were offset by a 4-cent loss associated with the assets that were divested. Griffith, which will retain approximately 57,000 customers throughout several Mid-Atlantic states, will continue to expand as appropriate within that region through selected “tuck-in” acquisitions, according to Lant.

For the final quarter of 2009, Griffith posted 48 cents per share, up from 35 cents in the fourth quarter of 2008. Excluding the impact of the divested assets, earnings were 12 cents per share lower in 2009 due to lower margins that were primarily driven by commodity prices (which escalated through much of the fourth quarter but fell during the same period in 2008).

Other Businesses and Investments

Holding company CH Energy Group, Inc., Central Hudson Enterprises Corporation (CHEC) partnerships and other investments posted a loss of 2 cents per share in 2009, down 31 cents from 2008 results of 29 cents per share. Lant attributed the decline to several reasons: Interest expense on debt issued by the holding company in 2009 to finance CH Energy Group’s unregulated businesses reduced earnings by 7 cents per share; income taxes that the holding company must pay on Griffith’s gain from the sale of certain assets reduced earnings per share by 6 cents; lower earnings on current investments had a 6-cent per share negative impact; the reserve taken in the first quarter of 2009 for an investment in an ethanol project that will not be pursued reduced earnings per share by 5 cents; and other smaller items combined to lower earnings by 7 cents per share.

This business unit lost 6 cents per share during the fourth quarter, an 11-cent change from the same period of 2008, when earnings were 5 cents per share. This decrease was primarily due to the holding company taxes associated with Griffith’s gain on its partial divestiture and higher interest expense resulting from financing the unregulated businesses through external debt in 2009.

“CH Energy Group is well positioned as we enter 2010,” said Lant. “Central Hudson has negotiated a new three-year rate plan, which if approved by regulators, offers a reasonable opportunity to earn an appropriate rate of return for shareholders and a stable platform from which the utility can invest and improve its service quality for customers. CHEC has a strong fuel delivery company in Griffith Energy Services focused in its core market area, as well as a more-focused renewable energy strategy that concentrates on wind and landfill gas projects.”

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About CH Energy Group, Inc.: CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 57,000 customers in five states and Washington, D.C. CHEC also has interests in several renewable energy projects in New York and other states, primarily focused on wind and landfill gas.

Conference Call:  Mr. Lant will conduct a conference call with investors to review financial results at 4:00 p.m. (ET) today, February 11, 2010. Dial-in: 1-800-230-1074; Conference Name “CH Energy Group.” Supplemental materials will be posted to the Company’s Web site at www.CHEnergyGroup.com to assist participants in following the Conference Call presentation.  A digitized replay of the call will be available from 6:30 p.m. (ET) on February 11, 2010, until 11:59 p.m. (ET) on February 18, 2010, by dialing 1-800-475-6701 and entering access code 143634. In addition, the call will be webcast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company’s Web site at www.CHEnergyGroup.com

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH ENERGY GROUP, INC.
CONSOLIDATED BALANCE SHEET

	December 31,	December 31,
	2009 ¹	2008 ²
ASSETS	(Thousands of Dollars)

UTILITY PLANT
Utility plant	$1,329,700	$1,262,071
Less: Accumulated depreciation	375,434	369,925

	954,266	892,146
Construction work in progress	58,120	53,778

Net Utility Plant	1,012,386	945,924

OTHER PROPERTY AND PLANT - NET	43,653	32,426

CURRENT ASSETS
Cash and cash equivalents	73,436	19,825
Accounts receivable - net	94,526	131,727
Fuel, materials and supplies	24,841	36,585
Fair value of derivative instruments	741	-
Regulatory assets	59,993	60,502
Special deposits and prepayments	23,153	21,344
Accumulated deferred income tax	300	7,498
Other	20,771	20,571

	297,761	298,052

DEFERRED CHARGES AND OTHER ASSETS	344,083	453,781

TOTAL	$1,697,883	$1,730,183

CAPITALIZATION and LIABILITIES

CAPITALIZATION
Common Equity ³	$533,502	$523,534
Non-controlling interest	1,385	1,448
Preferred Stock of subsidiary	21,027	21,027
Long-term debt	463,897	413,894

	1,019,811	959,903

CURRENT LIABILITIES
Current maturities of long-term debt	24,000	20,000
Notes payable	-	35,500
Accounts payable	43,197	52,824
Accrued interest	6,067	5,899
Dividends payable	8,777	8,765
Customer advances and deposits	31,029	38,887
Regulatory liabilities	29,974	8,724
Fair value of derivative instruments	13,837	15,759
Accrued income taxes	-	441
Other	46,130	49,186

	203,011	235,985

DEFERRED CREDITS AND OTHER LIABILITIES	316,978	380,192

ACCUMULATED DEFERRED INCOME TAX	158,083	154,103

TOTAL	$1,697,883	$1,730,183

¹ Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2009.

² Subject to explanations contained in the Annual Report on Form 10-K of the Company to the SEC for the Year ended December 31, 2008.

³ Shares outstanding at December 31, 2009  = 15,804,562. Shares outstanding at December 31, 2008  = 15,783,083.

CH ENERGY GROUP, INC.
CONSOLIDATED STATEMENT OF INCOME

	Year Ended December 31,
	2009	2008	2007
	(Thousands of Dollars)
Operating Revenues
Electric	$536,170	$608,161	$616,839
Natural gas	174,137	189,546	165,449
Competitive business subsidiaries:
Petroleum products	193,288	312,764	269,070
Other	27,994	28,730	27,409
Total Operating Revenues	931,589	1,139,201	1,078,767

Operating Expenses
Operation:
Purchased electricity and fuel used in electric generation	265,885	371,828	388,569
Purchased natural gas	107,221	129,649	110,123
Purchased petroleum	151,411	268,536	229,200
Other expenses of operation - regulated activities	194,383	167,805	153,978
Other expenses of operation - competitive business	54,338	57,355	52,308
Depreciation and amortization	37,703	35,258	33,902
Taxes, other than income tax	40,249	37,818	35,028
Total Operating Expenses	851,190	1,068,249	1,003,108

Operating Income	80,399	70,952	75,659

Other Income and Deductions
Income from unconsolidated affiliates	228	568	1,895
Interest on regulatory assets and investment income	5,924	4,667	8,406
Write-off of note receivable	(1,299)	-	-
Regulatory adjustment for interest costs	(1,366)	766	538
Business development costs	(2,012)	(1,589)	(1,451)
Other - net	(1,259)	851	(366)
Total Other Income and Deductions	216	5,263	9,022

Interest Charges
Interest on long-term debt	20,999	20,518	18,653
Interest on regulatory liabilities and other interest	4,797	3,774	3,064
Total Interest Charges	25,796	24,292	21,717

Income before income taxes, non-controlling interest and preferred dividends of subsidiary	54,819	51,923	62,964

Income taxes	20,392	19,314	20,960

Net Income from Continuing Operations	34,427	32,609	42,004

Discontinued Operations
Income from discontinued operations before tax	6,073	6,060	2,419
Gain from sale of discontinued operations	10,767	-	-
Income tax expense from discontinued operations	6,989	2,515	938
Net Income from Discontinued Operations	9,851	3,545	1,481

Net Income	44,278	36,154	43,485

Net (loss) income attributable to non-controlling interest:
Non-controlling interest in subsidiary	(176)	103	(121)
Dividends declared on cumulative Preferred Stock of Central Hudson	970	970	970

Net income attributable to CH Energy Group	43,484	35,081	42,636

Dividends declared on Common Stock	34,119	34,086	34,052

Change in Retained Earnings	$9,365	$995	$8,584

Average number of common stock shares outstanding
Basic	15,775	15,768	15,762
Diluted	15,881	15,805	15,779

Income from continuing operations attributable to CH Energy Group common shareholders
Earnings per share -Basic:	$2.13	$2.00	$2.61
Earnings per share -Diluted:	$2.12	$2.00	$2.61

Income from discontinued operations
Earnings per share -Basic:	$0.63	$0.22	$0.09
Earnings per share -Diluted:	$0.62	$0.22	$0.09

Amounts attributable to CH Energy Group common shareholders
Earnings per share -Basic:	$2.76	$2.22	$2.70
Earnings per share -Diluted:	$2.74	$2.22	$2.70

Dividends Declared Per Share	$2.16	$2.16	$2.16

CH ENERGY GROUP, INC.
EARNINGS PER SHARE BY SEGMENT

The chart below presents the change in earnings of CH Energy Group’s business units in terms of earnings for each share of CH Energy Group’s Common Stock.  Management believes this presentation is useful because these business units are each wholly owned by CH Energy Group.

Consolidated CH Energy Group	Year Ended		Three Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Central Hudson - Electric	$1.60	$1.33	$0.47	$0.21
Central Hudson - Natural Gas	$0.42	$0.34	$0.15	$0.10

Griffith	$0.76	$0.26	$0.48	$0.35

Other Businesses and Investments	$(0.02)	$0.29	$(0.06)	$0.05

Earnings per Share (basic)	$2.76	$2.22	$1.04	$0.71

Earnings per Share (diluted)	$2.74	$2.22	$1.04	$0.71

The information above is considered a non-GAAP financial measure.  This information is not an alternative to earnings per share determined on a consolidated basis, which is the most directly comparable GAAP measure.  A reconciliation of each business unit's earnings per share to CH Energy Group's earnings per share, determined on a consolidated basis, is included in the table above.